Exhibit 99.1

Innocoll Holdings plc Announces Fourth Quarter and Full-Year 2016
Financial and Operating Results and Provides Corporate Update

ATHLONE, Ireland, Mar. 16, 2017 — Innocoll Holdings plc (Nasdaq: INNL), a global, commercial stage, specialty pharmaceutical company with late stage development programs targeting areas of significant unmet medical need announced financial and operating results for the three months and full year ended December 31, 2016. Innocoll manufactures and supplies a range of pharmaceutical products and medical devices using its proprietary collagen-based biodegradable and fully bioresorbable technology platform.

“In 2016, Innocoll successfully achieved milestones, but also faced challenges. On the one hand, XARACOLL achieved positive pivotal results in Phase 3 trials and we were able to substantially finalize the expansion of our manufacturing facility in Saal, Germany. On the other hand, COGENZIA did not achieve statistical significance in improving clinical cure in diabetic foot infections (DFI) and XARACOLL received the Refusal-to-File letter from the U.S. Food and Drug Administration (FDA),” said Tony Zook, Chief Executive Officer of Innocoll. “In February 2017, we attended a Type-A meeting with representatives of the FDA to review pathways forward following our receipt of the Refusal-To-File letter. During the meeting, we proposed a plan to conduct an additional short-term Pharmacokinetic study and several short-term non-clinical studies, which we believe will allow us to submit a revised NDA to the FDA by the end of 2017. If the formal minutes from the Type-A meeting, which we expect to receive at the end of this month, confirm that the FDA agrees with our plan, we would submit a revised NDA to the FDA soon after the completion of the additional studies, assuming adequate financing to commence the proposed studies, and further assuming positive results.”

Innocoll plans to update investors with additional information about the outcome of its Type A meeting shortly after receiving formal written FDA minutes. In the interim, Innocoll intends to continue to explore strategic options to maximize value to its shareholders.

Fourth Quarter 2016 and Recent Updates

•	Substantially finalized expansion of its Saal, Germany manufacturing facility.

•	Following receipt of the XARACOLL Refusal to File Letter in December, 2016, in January 2017, Innocoll requested a Type A meeting with the FDA, which was held in late February 2017. At the meeting, management presented a plan for a path forward, including an additional short-term Pharmacokinetic study and several short-term non-clinical studies, which assuming FDA concurrence, adequate financing and further positive trial results, could enable Innocoll to submit a revised NDA for XARACOLL in the latter part of 2017.

Fourth Quarter 2016 Financial Results

Net Loss Attributable to Ordinary Shareholders: Innocoll reported a net loss attributable to ordinary shares of $3.8 million, or $0.13 per share, for the fourth quarter of 2016, compared to a loss of $7.7 million, or $0.33 per share for the fourth quarter of 2015.

Non-GAAP diluted loss excluding nonrecurring items was $7.6 million or $0.26 per share, for the fourth quarter of 2016, compared to a loss of $16.9 million or $0.72 per share, for the fourth quarter of 2015.

The weighted average number of ordinary shares outstanding increased from 23.5 million in the fourth quarter of 2015 to 29.7 million in the fourth quarter of 2016, primarily as a result of the follow-on public offering in the second quarter of 2016.

Revenues: Revenues were $0.6 million for the fourth quarter of 2016 as compared to $0.9 million for the fourth quarter of 2015. This decrease was primarily due to lower sales to EUSA Pharma of CollatampG®.

Research and Development (R&D) Expenses: R&D expenses were $4.7 million for the fourth quarter of 2016 as compared to $11.7 million for the fourth quarter of 2015. R&D expenses in the fourth quarter of 2016 included $3.7 million in external clinical research expenses, which was primarily driven by the finalization of our Phase 3 Cogenzia efficacy trials.

General and Administrative (G&A) Expenses: G&A expenses were $4.9 million for the fourth quarter of 2016 as compared to $6.1 million for the fourth quarter of 2015. Excluding stock-based compensation charges, G&A expenses for the fourth quarter of 2016 were $2.6 million as compared to $5.7 million for the fourth quarter of 2015. The decrease in G&A excluding stock-based compensation was primarily due to reduction in discretionary expenses and prior year expenses relating to the company’s re-domiciliation to Ireland.

Other Operating Income: Other operating income was $7.1 million for the fourth quarter of 2016 as compared to $10.9 million for the fourth quarter of 2015. Other income in the fourth quarter of 2016 consisted primarily of fair value income of warrants outstanding and foreign exchange gains, partially offset by accrued interest on the company’s existing loan with the European Investment Bank (EIB). Other income in the fourth quarter of 2015 consisted primarily of $9.7 million fair value income of warrants outstanding.

Full Year 2016 Financial Results

Net Loss Attributable to Ordinary Shareholders: Innocoll reported a net loss attributable to ordinary shareholders of $57.0 million, or $2.12 per share, for the year ended December 31, 2016, compared to a loss of $50.9 million, or $2.28 per share for the year ended December 31, 2015.

Non-GAAP diluted loss excluding nonrecurring items was $59.1 million or $2.20 per share, for the year ended December 31, 2016, compared to a loss of $42.8 million, or $1.92 per share, for the year ended December 31, 2015.

The weighted average number of ordinary shares outstanding increased from 22.3 million during the year ended December 31, 2015, to 26.9 million during the year ended December 31, 2016, primarily as a result of the follow-on public offering in the second quarter of 2016.

Revenues: Revenues were $4.4 million for the year ended December 31, 2016 as compared to $2.9 million for year ended December 31, 2015. This increase was primarily due to an increase in sales to EUSA Pharma of Collatamp G, our gentamicin implant for the treatment and prevention of post-surgical infection.

Research and Development (R&D) Expenses: R&D expenses were $38.7 million for the year ended December, 31 2016 as compared to $29.8 million for the year ended December 31, 2015. R&D expenses in the year ended December 31, 2016 included $34.8 million in external clinical research expenses, which was primarily due to the completion of our pivotal Phase 3 studies of XaraColl and Cogenzia. R&D expenses are expected to significantly decrease going forward.

General and Administrative (G&A) Expenses: G&A expenses were $25.4 million for the year ended December 31, 2016 as compared to $19.7 million for the year ended December 31, 2015. Excluding stock-based compensation charges, G&A expenses for the year ended December 31 2016 were $16.9 million as compared to $15.7 million for the year ended December 31, 2015. The increase in G&A, excluding stock-based compensation, was primarily due to our continued infrastructure build out to support clinical programs and expenses related to the company’s re-domiciliation to Ireland.

Other Operating Income: Other operating income was $10.0 million for the year ended December 31, 2016 as compared to $1.6 million for the year ended December 31, 2015. Other income for the year ended December 31, 2016 consisted primarily of non-cash items due to the fair value income of warrants outstanding and foreign exchange gains, partially offset by accrued interest on the company’s existing loan with the EIB. Other expense for the year ended December 31, 2015 consisted primarily of foreign exchange gains of $5.6 million, partially offset by fair value expense of warrants outstanding of $4.0 million.

Cash Position

As of December 31, 2016, cash and cash equivalents totalled $15.8 million compared to $30.4 million as of September 30, 2016. For further financial information for the period ending December 31, 2016, please refer to the financial statements appearing at the end of this release.

In management’s opinion, Innocoll’s anticipated expenditures during the next 12 months to advance its current operations, including plans to conduct further studies to enable it to submit a revised NDA for XaraColl and to develop CollaGUARD will be greater than the amount of its current cash and cash equivalents. The Company may not be able to generate revenues from the sale of XaraColl until the end of 2018, if at all.

Innocoll’s need for additional capital will vary depending on a variety of circumstances, including, for example, if it is required to conduct additional tests not currently contemplated, the level and timing of regulatory approval, as well as the extent to which it chooses to establish collaboration, co-promotion, distribution or other similar agreements for its products and product candidates. Moreover, changing circumstances may cause it to spend cash significantly faster than it currently anticipates, and it may need to spend more cash than currently expected because of circumstances beyond its control.

To the extent that Innocoll’s capital resources are insufficient to meet its future operating and capital requirements, it will need to finance its cash needs through public or private equity offerings, debt financings, corporate collaboration and licensing arrangements, or strategic alternatives.

About Innocoll Holdings plc

Innocoll is a global, specialty pharmaceutical company with late stage development programs that is dedicated to engineering better medicines to help patients get better. Its proprietary, biocompatible, and biodegradable collagen products are precision-engineered for targeted use. Applied locally to surgery sites, they are designed to provide a range of benefits. Its late stage product pipeline is focused on addressing a number of large unmet medical needs, including: XARACOLL for the treatment of postoperative pain and COLLAGUARD (INL-003), a barrier for the prevention of post-surgical adhesions.

Innocoll’s currently approved products include: COLLAGUARD® (ex-US), COLLATAMP® G, SEPTOCOLL® E, REGENEPRO®, COLLACARE®, COLLEXA®, and ZORPREVA®, some of which are sold globally through strategic partnerships, including those with Takeda, EUSA Pharma, Biomet 3i and Biomet. All of its native collagen products — from extraction/purification of type-1 collagen through final delivery form — are manufactured at its certified, integrated plant in Saal, Germany.

For more information, please visit www.innocoll.com.

CollaRx®, Collatamp®, COLLAGUARD®, Collieva®, CollaCare®, Collexa®, COGENZIA® LidoColl®, LiquiColl®, and XARACOLL® are registered trademarks, and CollaPress™, DermaSil™, Durieva™, and Zorpreva™ are trademarks of the company.

Use of Non-GAAP Financial Measures

This press release includes certain numerical measures that are or may be considered “non-GAAP financial measures” under the SEC’s Regulation G. “GAAP” refers to generally accepted accounting principles in the United States. The reconciliations of such measures to the most comparable GAAP figures, in accordance with Regulation G, are included herein.

To supplement our unaudited consolidated financial statements prepared in accordance with U.S. GAAP, we disclose certain non-GAAP, financial measures. We define adjusted non-GAAP earnings per share as basic and diluted earnings per share excluding share-based payments and fair value expense or income on warrants outstanding. We believe adjusted non-GAAP earnings per share is meaningful to our investors to enhance their understanding of our financial condition and results. The items excluded from non-GAAP earnings per share represent significant non-cash expense or income that may be settled through issuance of shares included in our authorized or contingent capital. We believe that non-GAAP earnings per share excluding these non-cash items may provide securities analysts, investors and other interested parties with a useful measure of our operating performance and cash requirements. Disclosure in this press release of non-GAAP earnings per share is intended as a supplemental measure of our performance. Non-GAAP earnings per share should not be considered as an alternative to earnings per share, profit (loss) or any other performance measure derived in accordance with U.S. GAAP. Our presentation of adjusted earnings per share should not be construed to imply that our future results will be unaffected by unusual non-cash or non-recurring items.

Forward-looking Statements

Any statements in this press release about our ongoing development of XARACOLL; the results of our Type-A meeting with the FDA regarding a proposed path forward for XARACOLL; our ability to successfully implement a path forward for XARACOLL and submit a revised NDA in connection therewith; our ability to finance any additional studies required by the FDA prior to our ability to submit a revised NDA for XARACOLL; our ability to successfully complete and receive positive results from any studies required by the FDA in connection with a proposed revised NDA for XARACOLL; our plans to develop and commercialize XARACOLL and its market potential; the potential therapeutic and other benefits of XARACOLL and our other product candidates; our cash position and ability to continue as a going concern; our anticipated expenditures during the next 12 months to advance our current operations, including plans to conduct further studies towards the submission of a revised NDA for XaraColl and to develop CollaGUARD; our ability to maximize value to our shareholders through strategic options; our current expectations regarding future events, including statements regarding the therapeutic benefit, safety profile and commercial value of XARACOLL, plans and objectives for present and future clinical and non-clinical trials and studies and results of such trials and studies, the risk that the FDA may not accept our proposal to conduct additional studies towards the submission of a revised NDA for XARACOLL and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “goal,” “may”, “might,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors. Such forward-looking statements involve substantial risks and uncertainties including, but not limited to, the risk that the FDA and foreign regulatory authorities may not agree with our interpretation of needed additional clinical and non-clinical studies towards our submission of a revised NDA for XARACOLL and may require us to conduct additional clinical trials; XARACOLL may not receive regulatory approval or be successfully commercialized, including as a result of the FDA’s or other regulatory authorities’ decisions regarding labeling and other matters that could affect its availability or commercial potential; our plans to develop and manufacture XARACOLL; our manufacturing and marketing capabilities; or other actions and factors discussed in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2016, which we expect to file with the Securities and Exchange Commission on March 16, 2017. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. In addition, the forward-looking statements included in this press release represent our views as of the date of this release. We anticipate that subsequent events and developments will cause our views to change. We do not assume any obligation to update any forward- looking statements, whether as a result of new information, future events or otherwise, except as required by law.

The scientific information discussed in this news release related to Innocoll’s product candidates is preliminary and investigative. Such product candidates are not approved by the U.S. Food and Drug Administration, and no conclusions can or should be drawn regarding the safety or effectiveness of the product candidates.

Corporate:

Pepe Carmona

Chief Financial Officer

(215) 983-3362

pcarmona@innocoll.com

INNOCOLL HOLDINGS PLC

CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS (UNAUDITED)

	Three	Three	Twelve	Twelve
	months	months	months	months
	ended	ended	ended	ended
	12/31/16	12/31/15	12/31/16	12/31/15
Thousands of US$ (except share and share data)	($’000)	($’000)	($’000)	($’000)

Revenue	$590	$885	$4,372	$2,870
Cost of sales	(1,563)	(1,255)	(6,986)	(5,328)
Gross loss	(973)	(370)	(2,614)	(2,458)
Research and development expenses	(4,695)	(11,743)	(38,715)	(29,821)
General and administrative expenses	(4,894)	(6,093)	(25,446)	(19,743)
Loss on disposals of propertry, plant & equipment	(9)	-	(8)	-
Loss from operating activities - continuing operations	(10,571)	(18,206)	(66,783)	(52,022)
Other income	7,075	10,850	10,000	1,573
Loss before income tax	(3,496)	(7,356)	(56,783)	(50,449)
Income tax expense	(351)	(307)	(171)	(407)
Loss for the period - all attributable to equity holders
of the company	(3,847)	(7,663)	(56,954)	(50,856)
Other comprehensive loss:
Currency translation adjustment	(189)	(137)	(108)	(4,460)
Total comprehensive loss for the period	$(4,036)	$(7,800)	$(57,062)	$(55,316)
Basic and diluted loss per share	$(0.13)	$(0.33)	$(2.12)	$(2.28)

INNOCOLL HOLDINGS PLC

NON-GAAP NET EARNINGS (UNAUDITED)

	Three	Three	Twelve	Twelve
	months	months	months	months
	ended	ended	ended	ended
Numerator for non-GAAP loss per share -Thousands of	12/31/16	12/31/15	12/31/16	12/31/15
US$ (except share and share data)	($’000)	($’000)	($’000)	($’000)

Net loss - basic	$(3,847)	$(7,663)	$(56,954)	$(50,856)
Share based payments	2,315	417	8,547	3,982
Fair value (gain)/expense on warrants	(6,051)	(9,703)	(10,644)	4,067
Non-GAAP net loss - basic and diluted	(7,583)	(16,949)	(59,051)	(42,807)
Denominator - number of shares:
Weighted-average shares outstanding - basic and diluted	29,716,973	23,453,482	26,867,343	22,328,908
Loss per share:
Basic and diluted	$(0.26)	$(0.72)	$(2.20)	$(1.92)

INNOCOLL HOLDINGS PLC

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

at December 31, 2016 and December 31,2015

Thousands of US$	12/31/16	12/31/15
	($’000)	($’000)
Assets	$	$
Current assets
Cash and cash equivalents	15,765	42,186
Trade and other receivables	6,836	4,567
Inventories	2,403	1,808
Total current assets	25,004	48,561
Property, plant and equipment	16,698	4,199
Deferred tax asset	125	-
Other assets	175	-
Total non-current assets	16,998	4,199
Total assets	$42,002	$52,760
Liabilities
Current liabilities
Trade and other payables	$13,505	$14,411
Deferred income	1,827	2,219
Current taxes payable	36	20
Total current liabilities	15,368	16,650
Interest bearing loans and borrowings	28,948	16,400
Warrant liability	854	11,498
Deferred tax liability	-	263
Defined benefit pension liability	28	49
Total non-current liabilities	29,830	28,210
Total liabilities	45,198	44,860
Equity
Share capital	324	1,943
Additional paid -in capital	220,965	173,353
Currency translation reserve	(1,352)	(1,244)
Treasury shares	(27)	-
Accumulated deficit	(223,106)	(166,152)
Total equity attributable to equity holders of the company	(3,196)	7,900
Total liabilities and equity	$42,002	$52,760

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

	Three	Three	Twelve	Twelve
	months	months	months	months
	ended	ended	ended	ended
Thousands of US$	12/31/16	12/31/15	12/31/16	12/31/15
	($’000)	($’000)	($’000)	($’000)
Operating activities loss for the period	$(3,847)	$(7,663)	$(56,954)	$(50,856)
Adjustments for:
Other income	(7,075)	(10,850)	(10,000)	(1,573)
Income tax expense	351	307	171	407
Loss on disposals of property, plant & equipment	9	-	8	-
Non-cash items
Depreciation of property, plant & equipment	105	86	414	348
Share based payment	2,315	417	8,547	3,982
Foreign exchange gains/(losses)	121	48	37	53
Operating cash outflows before movements in working capital	(8,021)	(17,655)	(57,777)	(47,639)
Increase in inventories	(223)	(451)	(595)	(602)
Increase in trade and other receivables	(1,492)	(3,644)	(2,269)	(3,807)
(Decrease)/increase in trade and other payables	(1,617)	8,274	(906)	9,078
(Decrease)/increase in deferred income and defined benefit pension liability	(12)	(35)	(413)	207
Income taxes paid	(163)	(31)	(543)	(129)
Net cash used in operating activities	(11,528)	(13,542)	(62,503)	(42,892)
Cash flows from investing activities:
Purchases of property, plant and equipment	(2,745)	(1,322)	(12,445)	(3,262)
Proceeds from disposals of property, plant and equipment	13	-	14	2
Interest received	19	14	32	81
Restricted cash	-	-	(187)	-
Net cash used in investing activities:	(2,713)	(1,308)	(12,586)	(3,179)
Cash inflows from financing activities:
Proceeds from issue of shares	3	814	37,419	16,728
Proceeds from interest bearing loans & borrowings	-	16,331	11,240	16,331
Net cash inflows from financing activities	3	17,145	48,659	33,059
Net decrease in cash and cash equivalents	(14,238)	2,295	(26,430)	(13,012)
Cash and cash equivalents at the beginning of the period	30,402	42,213	42,186	55,382
Effect of foreign exchange rate changes	(399)	(2,322)	9	(184)
Cash and cash equivalents at the end of the period	$15,765	$42,186	$15,765	$42,186

INNOCOLL HOLDINGS PLC

RECONCILIATION OF NON-GAAP NET LOSS TO NEAREST COMPARABLE GAAP MEASURE (UNAUDITED)

	Three	Three	Twelve	Twelve
	months	months	months	months
	ended	ended	ended	ended
	12/31/16	12/31/15	12/31/16	12/31/15
Thousands of US$	($’000)	($’000)	($’000)	($’000)

Net loss attributable to equity holders of the company	$(3,847)	$(7,663)	$(56,954)	$(50,856)
Share based payments	2,315	417	8,547	3,982
Fair value (gain)/expense on warrants	(6,051)	(9,703)	(10,644)	4,067
Non-GAAP net loss	(7,583)	(16,949)	(59,051)	(42,807)

Corporate:

Pepe Carmona
Chief Financial Officer

(215) 983-3362

pcarmona@innocoll.com